Exhibit II

to

Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated January 10, 2020 in connection with their beneficial ownership of Bloom Energy Corporation. Each of Columbia Seligman Communications & Information Fund and Columbia Management Investment Advisers, LLC authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: Vice President, Co-Head of Global Operations

Columbia Management Investment Advisers, LLC

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: Vice President, Co-Head of Global Operations

Columbia Seligman Communications & Information Fund

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: Senior Vice President & Chief Financial Officer